                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A


                          Amendment to Current Report

                    Pursuant to Section 13 or 15 (d) of the

                      Securities and Exchange Act of 1934

Date of Report (date of earliest event reported)                 March 18, 1999


                        TSI INTERNATIONAL SOFTWARE LTD.


Delaware                                0-22667               06-1132150
------------------------------          -------           ------------------
(State or other jurisdication         (Commission          (I.R.S. Employer
      of incorporation)               File Number)        Identification No.)

45 Danbury Road
Wilton, Connecticut                       06897
------------------------------            -----
(Address of principal executive         (Zip Code)
offices)

Registrant's telephone number, including area code           203-761-8600
                                                          ------------------

The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of its current report on Form 8-K, originally filed with Securities and Exchange Commission on April 1, 1999 (the "Form 8-K") as set forth in the pages attached.

ITEM 2.

     As previously disclosed in a Current Report of Form 8K, filed on April 1, 1999, TSI International Software Ltd, a Delaware corporation ("TSI" or the "Company") agreed to acquire all the issued and outstanding share capital of Braid Group Limited ("Braid"), a privately held Bermuda Corporation, pursuant to a Stock Purchase Agreement, effective March 1, 1999 (the "Purchase Agreement"), by and among the Company and each of the stockholders of Braid (the "Braid Stockholders"). Braid is headquartered in London, England and is a leading provider of EAI software products to financial services institutions.

     The financial statements of Braid and the pro forma financial information relating to the acquisition, required to be filed in connection with the acquisition pursuant to Item's 7 (a) & (b) of the Form 8-K, are included herewith.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (A)  The financial statements of the business acquired.

               Braid Group Ltd.:

               Financial Statements for the years ended July 31, 1997 and 1998 and Report of Independent Auditors

     (B)  Pro Forma Financial Information

               TSI International Software Ltd.:

               Unaudited Pro Forma Condensed Consolidated  Statement of
               Operations
               Three months ended March 31, 1999

               Unaudited Pro Forma Condensed Consolidated Statement of
               Operations
               Year ended December 31, 1998

               Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Item 7(A)

(A)  Braid Group Limited, Braid Systems Limited and Braid Limited

Combined Financial Statements

For The Two Years Ended 31 July 1998

Braid Group Limited, Braid Systems Limited and Braid Limited


Statement Of Directors' Responsibilities

The directors of Braid Group Limited, Braid Systems Limited and of Braid Limited are required to maintain adequate accounting records and to prepare combined financial statements which give a true and fair view of the state of affairs of Braid Group Limited, Braid Systems Limited and Braid Limited and their subsidiaries at the end of each financial year and of the combined profit and cash flows for each of the two years in the period ended 31 July 1998. In preparing combined financial statements, the directors ensure that appropriate accounting policies have been adopted and applied consistently, that applicable accounting standards have been followed and that reasonable and prudent judgements have been made.

The directors are responsible for ensuring that appropriate systems of internal control are in operation to provide reasonable assurance that the assets of Braid Group Limited, Braid Systems Limited and Braid Limited and their subsidiaries are properly safeguarded and that fraud and other irregularities will be prevented and detected.

Report Of Independent Auditors

To The Board of Directors and Shareholders of Braid Group Limited, Braid Systems Limited and Braid Limited.

We have audited the Combined Financial Statements as of 31 July 1998 and 1997 and for the two years then ended of Braid Group Limited, Braid Systems Limited and its subsidiary undertakings and Braid Limited and its subsidiary undertakings contained on pages 4 to 23, which are expressed in pounds sterling. These financial statements are the responsibility of the management of Braid Group Limited, Braid Systems Limited and Braid Limited. Our responsibility is to express an opinion on these Combined Financial Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom which do not differ in any material respects from auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the combined financial position of Braid Group Limited, Braid Systems Limited and its subsidiary undertakings and Braid Limited and its subsidiary undertakings at 31 July 1998 and 1997 and the combined results of their operations, and of their cash flows for each of the two years in the period ended 31 July 1998, in conformity with generally accepted accounting principles in the United Kingdom.

Braid Group Limited, Braid Systems Limited and Braid Limited


Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the combined profit expressed in pounds sterling for each of the two years in the period ended 31 July 1998 and the determination of combined shareholders' funds also expressed in pounds sterling at 31 July 1998 and 1997 to the extent summarised in Note 22 to the Combined Financial Statements.



PricewaterhouseCoopers
Chartered Accountants
and Registered Auditors                                              28 May 1999

Braid Group Limited, Braid Systems Limited and Braid Limited

Combined Profit And Loss Accounts For The Two Years Ended 31 July 1998


                                                                 1998                     1997
                                             Note            (Pounds)'000             (Pounds)'000
Turnover                                       2                11,532                   9,250

Cost of sales                                                   (1,144)                   (981)
--------------------------------------------------------------------------------------------------
Gross profit                                                    10,388                   8,269

Operating expenses                                              (9,660)                 (7,611)
--------------------------------------------------------------------------------------------------
Operating profit                                                   728                     658

Loss on sale of fixed assets                                        (2)                     (6)
Interest receivable                                                 22                      22
Interest payable                                                    (8)                     (5)
--------------------------------------------------------------------------------------------------

Profit on ordinary activities before taxation  2                   740                     669

Taxation on profit on ordinary activities      7                  (227)                   (198)
--------------------------------------------------------------------------------------------------
Profit for the financial year                                      513                     471

Dividends                                                          (91)                   (314)
--------------------------------------------------------------------------------------------------
Retained profit for the financial year                             422                     157
--------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.

Braid Group Limited, Braid Systems Limited and Braid Limited

Combined Statements Of Total Recognized Gains And Losses


                                                               1998             1997
                                                           (Pounds)'000     (Pounds)'000
Profit for the financial year                                    513              471
Currency translation differences arising on
 preparation of combined accounts                                 29                7
------------------------------------------------------------------------------------------
Total recognised gains relating to the year                      542              478
------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.

Braid Group Limited, Braid Systems Limited and Braid Limited

Combined Balance Sheets As At 31 July 1998 and 31 July 1997

                                                                              1998               1997
                                                              Note        (Pounds)'000       (Pounds)'000
Fixed assets
Tangible assets                                                  9              658                675
----------------------------------------------------------------------------------------------------------
Current assets
Stocks                                                          11               75                103
Debtors                                                         12            2,962              3,543
Cash at bank and in hand                                                      1,904                494
----------------------------------------------------------------------------------------------------------
Creditors - amounts falling due within one year                 13           (4,340)            (4,205)
----------------------------------------------------------------------------------------------------------
Net current assets/(liabilities)                                                601                (65)
----------------------------------------------------------------------------------------------------------
Total assets less current liabilities                                         1,259                610
----------------------------------------------------------------------------------------------------------
Creditors: amounts falling due after more than one year         14              (64)               (48)

         Provisions for liabilities and charges                  8             (141)                 -

Net assets                                                                    1,054                562
----------------------------------------------------------------------------------------------------------
Capital and reserves
Share capital                                                   18               14                 13
Share premium account                                           17              286                246
Profit and loss account                                         17              754                303
----------------------------------------------------------------------------------------------------------
Equity shareholders' funds                                      16            1,054                562
----------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.

Braid Group Limited, Braid Systems Limited and Braid Limited

Combined Cash Flow Statements
For The Two Years Ended 31 July 1998



                                                                               1998               1997
                                                                 Note      (Pounds)'000       (Pounds)'000
Reconciliation of operating profit to net cash inflow from
 operating activities
Operating profit                                                                728                658
Depreciation charges and amortisation of goodwill                               321                359
Decrease in stocks                                                               28                 92
Decrease/(Increase) in debtors                                                  418             (1,532)
Increase in creditors                                                           327              1,482
-------------------------------------------------------------------------------------------------------------
Net cash inflow from operating activities                                     1,822              1,059
-------------------------------------------------------------------------------------------------------------
Returns on investment and servicing of finance                   15              14                 17
Taxation                                                                        (93)               (62)
Capital expenditure                                              15            (301)              (545)
Acquisitions                                                     15               -               (125)
Equity dividends paid                                                           (91)              (314)
Financing                                                        15              11                (27)
-------------------------------------------------------------------------------------------------------------
Increase in cash                                                              1,362                  3
-------------------------------------------------------------------------------------------------------------
Reconciliation of net cash flow to movement in net debt

Increase in cash in the period                                                1,362                  3
Finance lease payments                                                           30                 27
Less new finance leases undertaken                                              (51)               (85)
Translation differences                                                          48                  7
-------------------------------------------------------------------------------------------------------------
Change in net cash/(debt)                                                     1,389                (48)
Net cash at beginning of year                                                   423                471
-------------------------------------------------------------------------------------------------------------
Net cash (including debt) at end of year                         15           1,812                423
-------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Braid Group Limited, Braid Systems Limited and Braid Limited

Notes To The Combined Financial Statements
For the Two Years Ended 31 July 1998

Accounting Policies

(1)  Basis Of Accounting

The Combined Financial Statements have been prepared under the historical cost convention and in accordance with applicable UK accounting standards.

(2)  Basis Of Presentation

The combined profit and loss accounts combine the consolidated results of Braid Systems Limited and its subsidiary undertakings and of Braid Limited and its subsidiary undertakings for the years ended 31 July 1998 and 31 July 1997. The combined balance sheets as at 31 July 1998 combine the balance sheets of Braid Group Limited, Braid Systems Limited and its subsidiary undertakings and Braid Limited and its subsidiary undertakings. (See discussion of Braid Group Limited at note 23.) The combined balance sheets as at 31 July 1997 combine the consolidated balance sheets of Braid Systems Limited and its subsidiary undertakings and of Braid Limited and its subsidiary undertakings as at those dates.

The combined financial statements do not constitute "statutory accounts" within the meaning of the Companies Act 1985 of Great Britain for any of the periods presented. Statutory accounts of Braid Systems Limited for the years ended 31 July 1988 and 1997 have been filed with the Registrar of Companies in the United Kingdom. The auditors have reported on the accounts of Braid Limited and Braid Systems Limited. Their reports were unqualified and did not contain statements under Section 237 (2) or (3) of the Companies Act 1985.

These combined financial statements include all material disclosures required by generally accepted accounting principles in the United Kingdom.

(3)  Research And Development

Developing core software code is the main area of research and development for Braid Systems Limited and Braid Limited, forming the basis for future product versions. Software development costs subsequent to achieving technological feasibility and prior to products being available to customers are considered by management to be insignificant. All research and development costs are charged to the profit and loss account as they arise.

(4)  Tangible Fixed Assets & Depreciation

Fixed assets are included at cost and are written down over their estimated useful lives using the straight line and reducing balance method.

Furniture & equipment      5 years (20% per annum)
Motor vehicles             4 years (25% per annum)
Computer equipment         3 years (33.3% per annum)

(5)  Goodwill

Purchased goodwill is capitalised and amortised through the profit and loss account over its estimated useful economic life. Goodwill is written down immediately when, and to the extent that, its value has been impaired.

(6)  Stocks

Stocks are valued at the lower of cost and net realisable value on a first-in, first-out basis.

(7)  Revenue Recognition

Maintenance

Revenue on software maintenance contracts, whether for new or renewal business is recognised rateably over the relevant period of the maintenance agreement.

Services

Revenue arising from time and material service agreements is recognised as services are delivered.

Revenue arising from fixed price service agreements is recognised on a percentage complete basis.

Licenses

License revenues arising from agreements involving the sale of licences and services that are essential to the functionality of the software being delivered are recognised using percentage complete accounting, license revenues being recognised in direct proportion to the services delivered and to be delivered under the agreement.

License revenues arising from agreements involving the sale of licences only or the sale of licences and insignificant services are recognised when the software is delivered and collectibility is probable.

Other Revenues

Other revenues including expense recharges and minor hardware sales are recognised as they are invoiced.

(8)  Foreign Currency

Within Braid Systems Limited and Braid Limited the results and net assets of foreign subsidiary undertakings have been translated into their respective functional currencies (sterling and United States dollars) using the closing rate method of translation.

For the purposes of preparing combined financial statements, the net assets of Braid Group Limited and the results and net assets of Braid Limited have been translated into sterling at year end exchange rates. The exchange differences have been taken to reserves and reported in the statement of total recognised gains and losses.

(9)  Deferred Taxation

Tax deferred or accelerated by the effect of timing differences is accounted for to the extent that is considered probable that a liability or asset will crystallise in the foreseeable future.

(10) Leased Assets

Assets acquired under finance leases are treated as if they had been purchased and an amount equivalent to their cost is included under tangible fixed assets and depreciation provided accordingly. The deemed capital element of future lease payments is included under other creditors; interest calculated on the straight-line basis is included in interest payable.

Rental costs arising from operating leases are charged against profit on a straight-line basis over the lease term.

(11) Pensions

Contributions payable to defined contribution pension schemes are charged to the profit and loss account.

2  Segmental Information

Analysis of turnover by destination:                                          1998                  1997
                                                                          (Pounds)'000          (Pounds)'000
UK and Continental Europe                                                     7,675                 6,364
North America                                                                 1,388                 1,228
Asia                                                                          1,857                 1,030
Middle East & Africa                                                            612                   628
-------------------------------------------------------------------------------------------------------------
                                                                             11,532                 9,250
-------------------------------------------------------------------------------------------------------------
Analysis of turnover by origin:
UK                                                                            8,162                 6,363
North America                                                                 1,242                 1,228
Asia                                                                          2,128                 1,659
-------------------------------------------------------------------------------------------------------------
                                                                             11,532                 9,250
-------------------------------------------------------------------------------------------------------------
Analysis of profit on ordinary activities before taxation by origin:
UK                                                                               93                   129
North America                                                                   118                    10
Asia                                                                            529                   530
-------------------------------------------------------------------------------------------------------------
                                                                                740                   669
-------------------------------------------------------------------------------------------------------------
Analysis of net assets by location:
UK                                                                            1,257                   929
North America                                                                   122                    10
Asia                                                                           (325)                 (377)
-------------------------------------------------------------------------------------------------------------
                                                                              1,054                   562
-------------------------------------------------------------------------------------------------------------


3  Foreign Exchange
Exchange losses charged to the profit and loss account on foreign exchange transactions completed during the year amount to (Pounds)42,000 (1997:
(Pounds)43,000).

4    Operating Lease Commitments

Operating lease payments payable within one year of the balance sheet date, are in respect of leases expiring:

                                                            1998                                        1997
                          ------------------------------------------    --------------------------------------------
                               Land &        Motor        Computer         Land &        Motor        Computer
                             Buildings      Vehicles     Equipment       Buildings      Vehicles     Equipment
                            (Pounds)'000  (Pounds)'000  (Pounds)'000    (Pounds)'000  (Pounds)'000  (Pounds)'000

Within the next year               6             9             -              17             7             -
Within 2-5 years                 130             9             9             221            36             9
Over 5 years                     100            13             -             100             -             -
----------------------------------------------------------------------------------------------------------------
                                 236            31             9             338            43             9
----------------------------------------------------------------------------------------------------------------

5    Finance Lease Commitments

The future committed payments are as follows:

                                                  1998                 1997
                                              (Pounds)'000         (Pounds)'000
Within the next year                               28                   23
Within 2-5 years                                   64                   48
Over 5 years                                        -                    -
-----------------------------------------------------------------------------------
                                                   92                   71

Interest due                                       19                   15
-----------------------------------------------------------------------------------
                                                  111                   86
-----------------------------------------------------------------------------------

6    Staff Costs

                                                         1998                 1997
                                                     (Pounds)'000         (Pounds)'000
Employee costs during the year were:
Wages and salaries                                        4,825                4,052
Social security costs                                       394                  312
Defined contribution pension costs                          114                    -
------------------------------------------------------------------------------------------
                                                          5,333                4,364
------------------------------------------------------------------------------------------

As of the 1st August 1997, Braid Systems Limited set up a money purchase pension scheme with defined contribution levels covering the majority of its employees, including directors. Contributions to the scheme are independently administered by insurance companies.

The pension cost represents contributions payable by Braid Systems Limited to the scheme and amounted to (Pounds)114,000 (1997:(Pounds)Nil). Contributions of (Pounds)10,990 (1997:(Pounds)Nil) were payable to the scheme at the year end.

7  Taxation

                                                                                         1998                  1997
                                                                                     (Pounds)'000          (Pounds)'000
UK Corporation tax on current year profit at a rate of 31% (1997: 32  1/2%)                66                  216
UK adjustment in respect of previous years                                                  -                  (18)
Deferred tax                                                                              141                    -
Overseas taxes                                                                             20                    -
--------------------------------------------------------------------------------------------------------------------------
                                                                                          227                  198
--------------------------------------------------------------------------------------------------------------------------

8  Provisions For Liabilities And Charges

                                                              (Pounds)'000
                                   Deferred tax
At 1 August 1997                                                    -
Provided in the year                                              141
------------------------------------------------------------------------------
At 31 July 1998                                                   141
------------------------------------------------------------------------------

Deferred taxation provided in the accounts relates to provisions.

9  Tangible Fixed Assets

                                     Computer             Fixtures &              Motor
                                    Equipment              Fittings              Vehicles               Total
                                   (Pounds)'000          (Pounds)'000          (Pounds)'000          (Pounds)'000
Costs
At 1 August 1996                        622                   137                    70                   829
Additions in year                       358                    92                   139                   589
Disposals in year                       (19)                    -                   (18)                  (37)
----------------------------------------------------------------------------------------------------------------

At 31 July 1997                         961                   229                   191                 1,381
Exchange adjustment                      (8)                   (7)                  (13)                  (28)
Additions in year                       275                    17                    64                   356
Disposals in year                         -                     -                   (37)                  (37)
----------------------------------------------------------------------------------------------------------------

At 31 July 1998                       1,228                   239                   205                 1,672
----------------------------------------------------------------------------------------------------------------

Depreciation
At 1 August 1996                        384                    72                    28                   484
Charges in year                         195                    22                    33                   250
Disposals in year                       (10)                    -                   (18)                  (28)
----------------------------------------------------------------------------------------------------------------

At 31 July 1997                         569                    94                    43                   706
Exchange adjustment                      (3)                    -                    (2)                   (5)
Charges in year                         239                    32                    50                   321
Disposals in year                         -                     -                    (8)                   (8)
----------------------------------------------------------------------------------------------------------------

At 31 July 1998                         805                   126                    83                 1,014
----------------------------------------------------------------------------------------------------------------

Net book amount
At 31 July 1998                         423                   113                   122                   658
----------------------------------------------------------------------------------------------------------------

At 31 July 1997                         392                   135                   148                   675
----------------------------------------------------------------------------------------------------------------

At 31 July 1996                         238                    65                    42                   345
----------------------------------------------------------------------------------------------------------------


The gross amount of fixed assets held under finance leases is as follows:

Motor vehicles: Cost (Pounds)179,000 (1997:(Pounds)115,000), Accumulated depreciation (Pounds)73,000 (1997:(Pounds)30,000).

Depreciation charged in the year on fixed assets under finance leases is (Pounds)43,000 (1997: (Pounds)20,000).

10  Goodwill

                                                                      1998                  1997
                                                                  (Pounds)'000          (Pounds)'000
At 1 August 1996                                                        -                    -
On acquisition of Wate Scantlebury Overgage Limited                     -                  109
Accelerated amortisation of goodwill impaired                           -                 (109)
-------------------------------------------------------------------------------------------------------
At 31 July 1997                                                         -                    -
-------------------------------------------------------------------------------------------------------

11  Stocks

                                                                      1998                 1997
                                                                  (Pounds)'000         (Pounds)'000

Finished goods held for resale                                         73                  103
Stationery                                                              2                    -
-------------------------------------------------------------------------------------------------------
                                                                       75                  103
-------------------------------------------------------------------------------------------------------

12  Debtors

                                                                      1998                 1997
                                                                  (Pounds)'000         (Pounds)'000
Trade debtors                                                       2,701                3,090
Amounts recoverable on contracts                                        6                  248
Other debtors                                                         131                  106
Prepayments and accrued income                                        124                   99
-------------------------------------------------------------------------------------------------------
                                                                    2,962                3,543
-------------------------------------------------------------------------------------------------------

13  Creditors: Amounts Falling Due Within One Year

                                                                      1998                 1997
                                                                  (Pounds)'000         (Pounds)'000
Trade creditors                                                       414                  721
Other creditors                                                       335                  393
Accruals                                                              479                   16
Pensions                                                               11                    -
Deferred income                                                     2,613                2,684
Taxation and social security                                          467                  334
Corporation tax                                                        21                   57
-------------------------------------------------------------------------------------------------------
                                                                    4,340                4,205
-------------------------------------------------------------------------------------------------------

14  Creditors: Amounts Falling Due After More Than One Year

                                                                             1998                 1997
                                                                         (Pounds)'000         (Pounds)'000
Obligations under finance leases (Note 5)                                      64                   48
--------------------------------------------------------------------------------------------------------------

15  Notes To Combined Cash Flow Statements

                                                                             1998               1997
                                                                         (Pounds)'000       (Pounds)'000
Returns on investment and servicing of finance
Interest received                                                             22                 22
Interest paid                                                                 (8)                (5)
-------------------------------------------------------------------------------------------------------------
                                                                              14                 17
Capital expenditure
Payments to acquire tangible fixed assets                                    328                548
Receipts from sales of tangible fixed assets                                 (27)                (3)
-----------------------------------------------------------------------------------------------------------
                                                                             301                545
Acquisition of WSO business (note 21)
Purchase of software and hardware                                              -                 16
Purchase of goodwill                                                           -                109
-----------------------------------------------------------------------------------------------------------
                                                                               -                125
Financing
Issue of ordinary share capital                                               41                  -
Capital element of finance lease payments                                    (30)               (27)
-----------------------------------------------------------------------------------------------------------
                                                                              11                (27)
-----------------------------------------------------------------------------------------------------------

Analysis Of Changes In Net Debt

                          At                     New                     At                     New                       At
                       1 August    Cash        Finance    Exchange     31 July      Cash      Finance     Exchange     31 July
                         1996      flows       leases     Movement      1997        Flows      Leases     Movement       1998
                       (Pounds)    (Pounds)    (Pounds)    (Pounds)    (Pounds)    (Pounds)    (Pounds)    (Pounds)    (Pounds)
                        '000        '000         '000        '000        '000        '000        '000        '000        '000

Cash in hand and at    484          3           -          7           494          1,362       -          48          1,904
 bank
------------------------------------------------------------------------------------------------------------------------------------

Finance leases         (13)        27         (85)         -           (71)            30     (51)          -            (92)

Total                  471         30         (85)         7           423          1,392     (51)         48          1,812
------------------------------------------------------------------------------------------------------------------------------------


16  Reconciliation Of Movement In Combined Shareholders' Funds

                                                                                     1998                  1997
                                                                                 (Pounds)'000          (Pounds)'000
Profit for financial year                                                            513                   471
New ordinary shares issued                                                            41                     -
----------------------------------------------------------------------------------------------------------------------
                                                                                     554                   471
Dividends paid                                                                       (91)                 (314)
Currency translation differences on
 preparation of  combined accounts                                                    29                     7
Opening combined shareholders' funds                                                 562                   398
----------------------------------------------------------------------------------------------------------------------
Closing combined shareholders' funds                                               1,054                   562
----------------------------------------------------------------------------------------------------------------------

17  Movement In Combined Reserves

                                                            Share
                                                           premium            Profit
                                                           account           and loss          Total
                                                         (Pounds)'000      (Pounds)'000      (Pounds)'000
At 1 August 1996                                             246               139               385
Transfer to profit and loss account                            -               157               157
Currency translation differences on
preparation of combined accounts                               -                 7                 7
-----------------------------------------------------------------------------------------------------------

At 31 July 1997                                              246               303               549
Transfer to profit and loss account                            -               422               422
Currency translation differences on
preparation of combined accounts                               -                29                29
Share premium arising on share issue (Note 18)                40                 -                40
At 31 July 1998                                              286               754             1,040
----------------------------------------------------------------------------------------------------------

18  Combined Equity Share Capital

                                                                                        1998             1997
                                                                                    (Pounds)'000     (Pounds)'000
Authorised:
Braid Limited - 10,000 ordinary shares of HK$1 each                                     1,292            1,292
Braid Systems Limited - 1,000,000 ordinary shares of (Pounds)0.10 each                    100              100
Braid Group Limited  12,000 ordinary shares of US$1 each                                    7                -
--------------------------------------------------------------------------------------------------------------
Allotted, issued & fully paid:
Braid Limited - 2 ordinary shares of HK$1 each                                              -                -
Braid Systems Limited  140,582 (1997: 135,536) ordinary shares (Pounds)0.10 each           14               13
--------------------------------------------------------------------------------------------------------------
                                                                                           14               13
Allotted & issued:
Braid Group Limited - 12,000 ordinary shares of US$1 each                                   -                -
--------------------------------------------------------------------------------------------------------------


An additional 5,046 shares were issued by Braid Systems Limited in 1998 in accordance with the approved employee share option scheme as detailed in note 19.

19  Share Option Schemes

Braid Systems Limited granted options to employees, including directors over the shares described below under an employee share option scheme approved by the Inland Revenue. These options were exercised during 1998.

                          Number of shares            Expiry date         Price per      Exercised during       Balance of
                         subject to options            of option            share              1998         options remaining
                                                                                                             at 31 July 1998
Ordinary shares                 681                   October 1997        (Pounds)7.50           681               -
of 10p each                     909                  November 1998        (Pounds)7.50           909               -
                              2,031                     March 2000        (Pounds)8.50         2,031               -
                                259                     April 2001        (Pounds)9.10           259               -
                              1,166                       May 2005        (Pounds)7.50         1,166               -
------------------------------------------------------------------------------------------------------------------------------

                              5,046                                                            5,046               -
------------------------------------------------------------------------------------------------------------------------------

Braid Systems Limited granted options to employees, including directors over the shares described below under an unapproved employee share option scheme.

                     Number of shares    Expiry date   Price per       Exercised during       Balance of
                    subject to options    of option      share              1998          options remaining
                                                                                           at 31 July 1998
Ordinary shares of   6,400                July 2007   (Pounds)19.00           -               6,400
10p each

In November 1998, 700 of the unapproved scheme options were exercised.

20  Subsidiary Undertakings

Parent            Subsidiary      Country of                   Shares held     Nature of business
company           undertaking     registration     Class

Braid Limited     Braid PTE       Singapore        Ordinary       100%         Development and marketing of
                  Limited                                                      messaging and application
                                                                               software products to
                                                                               international banking and
                                                                               securities industries

                  Braid Systems   Australia        Ordinary       100%         Development and marketing of
                  PTY Limited                                                  messaging and application
                                                                               software products to
                                                                               international banking and
                                                                               securities industries

Braid Systems     Braid Inc       USA              Ordinary       100%         Development and marketing of
Limited                                                                        messaging and application
                                                                               software products to
                                                                               international banking and
                                                                               securities industries

                  Braid Systems   USA              Ordinary       100%         Dormant
                  Inc.

                  Braid Limited   UK               Ordinary       100%         Dormant

See note 23 for discussion of Braid Group Limited.


21  Acquisition

On 1 April 1997 Braid Systems Limited purchased the business and business assets of Wate Scantlebury Overgage Limited. This has been accounted for as an acquisition by Braid Systems Limited. The initial consideration for this acquisition was the payment of (Pounds)125,000.

Due to the departure of key personnel, management determined that the original intention of building on the acquired consulting business was no longer feasible. Accordingly, the purchased goodwill was written off through the profit and loss account as at 31 July 1997.

Further deferred consideration in the form of Braid Systems Limited shares would have been payable, contingent on the meeting of product and service criteria. The company does not consider that payment of this contingent consideration is likely.

22 Summary Of Differences Between United Kingdom And United States Generally Accepted Accounting Principles

The accompanying Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principles in the United States ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

The following is a summary of the material adjustments to the combined net profit and combined shareholders' funds that would have been required in applying the significant differences between UK and US GAAP.

Reconciliation Of Combined Profit And Loss Accounts

                                                  1998            1997
                                      Note    (Pounds)'000    (Pounds)'000
Net profit under UK GAAP                          513              471

US Adjustment:
- Holiday pay                          (i)          3              (29)
------------------------------------------------------------------------------

Tax effect of US GAAP adjustment                   (1)               9
Total US GAAP adjustment                            2              (20)
------------------------------------------------------------------------------

Net profit under US GAAP                          515              451
------------------------------------------------------------------------------

Reconciliation of Combined Shareholders' Funds

                                                                       1998            1997
                                                        Note       (Pounds)'000    (Pounds)'000
Shareholders' funds under UK GAAP                                      1,054            562

US Adjustment:
- Holiday pay                                           (i)              (66)           (69)
-----------------------------------------------------------------------------------------------

Tax effect of US GAAP adjustment                                          20             21
Total US GAAP adjustment                                                 (46)           (48)
-----------------------------------------------------------------------------------------------

Shareholders' funds under US GAAP                                        962            514
-----------------------------------------------------------------------------------------------

A summary of the principal differences and applicable additional disclosures is set out below.

22 Summary Of Differences Between United Kingdom And United States Generally Accepted Accounting Principles (Continued)

(i)  Holiday Pay

US GAAP requires that provision for employee's future absences (ie holiday pay) shall be made on an accrual basis if (i) the employees' right to receive compensation for future absence is due to past service; (ii) the obligation accumulates; (iii) the payment is probable and (iv) the amount can be reasonably estimated. There are no formal rules under UK GAAP and either the accrual or cash method is used in practice.

(ii) Other Disclosures Required By US GAAP

Deferred Taxation

Under UK GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future. Deferred tax assets are generally not recognised under UK GAAP unless they are expected to be recovered in the foreseeable future or, if relating to losses, where recovery can be assumed beyond reasonable doubt (usually one year from the balance sheet date). Under US GAAP, deferred tax assets and liabilities are recognised in full and any net deferred tax assets are then assessed for probable recoverability. As long as it is more likely than not that sufficient future taxable income will not be available to utilise the deferred tax assets, no valuation allowance is provided.

For the two years ended 31 July 1998, management has evaluated both historical and projected evidence to determine that it is more likely than not that sufficient future taxable income will not be available to fully utilise deferred tax assets generated. Therefore a valuation allowance has been fully provided for all deferred tax assets.

Deferred tax assets primarily due to net operating loss carryforwards amounted to (pounds) 271,000 and (pounds) 254,000 at 31 July 1998 and 1997, respectively. These deferred tax assets have been offset by valuation allowances of (pounds) 271,000 and (pounds) 254,000 at 31 July 1998 and 1997, respectively.

Goodwill and US Purchase Accounting

Under US GAAP and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. However, US GAAP also requires value to be assigned to any separately identifiable intangible assets which would be amortised over their estimated useful lives not to exceed 40 years. If part of the purchase consideration is contingent on a future event, then under UK GAAP an estimate of the amount is included as part of the cost at the date of acquisition. This estimate is revised each year until the eventual outcome is certain. US GAAP requires goodwill not to be recognised until the contingency is resolved or the amount is determinable. US GAAP requires goodwill to be recognised as an asset and amortised over its estimated useful life not to exceed 40 years. For the years ended through to 31 July 1998 UK GAAP permitted goodwill and any separately unidentifiable intangible assets to be recognised as an asset and amortised over its estimated useful life.

22  Summary Of Differences Between United Kingdom And
    United States Generally Accepted Accounting Principles (Continued)

Impairment of Long-Lived Assets

For US GAAP purposes companies evaluate the carrying value of long-lived assets to be held and used, including goodwill and intangible assets, when events and circumstances warrant such a review. The ongoing value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow before interest charges from such an asset is less than the carrying value. In that event a loss is recognised based on the amount by which the carrying value exceeds the fair market value of the asset. Long-lived assets which are held for disposal are carried at the lower of cost or fair market value reduced for the costs of disposal.

Due to the events and circumstances described in Note 21, management evaluated the carrying value of goodwill associated with the WSO acquisition. The carrying value of goodwill was considered impaired and, as a result, written down to a nil fair market value.

Cash Flow Statements

The definition of "cash flow" differs between UK and US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash" which is comprised of cash in hand and repayable on demand and overdrafts. Under US GAAP, cash flow represents increases or decreases in "cash and cash equivalents," which include short term highly liquid investments with original maturities of less than 90 days, and exclude overdrafts.

There are also certain differences in classification of items within the cash flow statement between UK and US GAAP. Under UK GAAP, cash flows are presented in the following categories: (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources; and (viii) financing. Under US GAAP, cash flows are segregated into operating, investing and financing activities.

Cash flows from taxation, returns on investments and servicing of finance would be, with the exception of any interest paid but capitalised, included as operating activities under US GAAP. The payment of any dividends would be included under financing activities and any capitalised interest would be included under investing activities for US GAAP purposes. Additionally, under US GAAP cash flows from the purchase and sale of tangible fixed assets and the sale of debt and equity investments would be shown within investing activities.

22 Summary Of Differences Between United Kingdom And United States Generally Accepted Accounting Principles

A summary of the companies' operating, investing and financing activities, classified in accordance with US GAAP is as follows:

                                                                1998                  1997
                                                            (Pounds)'000          (Pounds)'000
Net cash provided by operating activities                      1,743                 1,014
Net cash used in investing activities                           (301)                 (670)
Net cash used in financing activities                            (80)                 (341)
Effect of exchange rate changes on cash                           48                     7
------------------------------------------------------------------------------------------------

Net increase in cash                                           1,410                    10

Cash under US GAAP at the beginning of the year                  494                   484
Cash under US GAAP at the end of the year                      1,904                   494
------------------------------------------------------------------------------------------------


Current Assets and Liabilities

Current assets under UK GAAP can include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Provisions for liabilities and charges under UK GAAP include amounts due within one year, which would be reclassified to current liabilities under US GAAP.

23  Subsequent Events

The Braid Group Limited was incorporated in Bermuda on 5 December 1997. It changed its name to Braid Group Limited on 29 October 1998. Up to 29 October 1998, its authorized share capital amounted to US$12,000, and it did not trade or declare or pay any dividends or make any other distributions. On 4 November 1998, Braid Group Ltd increased its authorized share capital from US$12,000 to US$12,000,000.

Effective from 17 November 1998, Braid Group Limited acquired 100% of the issued share capital of Braid Systems Limited (which is incorporated in the United Kingdom) and 100% of the issued share capital of Braid Limited which is incorporated in Hong Kong.

For each share acquired of Braid Systems Limited, Braid Group Limited issued to the former shareholders of Braid Systems Limited, twenty eight US$1 ordinary shares in Braid Group Limited.

For each of the issued shares acquired of Braid Limited, Braid Group Limited issued to the former Shareholders of Braid Limited the following consideration:

 .    1,102,767.5 US$1 ordinary shares in Braid Group Limited
 .    Cash of HK$220.50

Braid Group Limited also purchased 9,998 newly allotted HK$1 ordinary shares of Braid Limited for consideration of HK$9,998. The shares constituted the balance of authorised but previously unissued share capital in Braid Limited at the date of the transaction.

In October 1998, Braid Group Limited set up a share option plan for the benefit of employees and consultants. A maximum of 1,000,000 shares have been authorised for issuance under the plan. In November 1998, 649,250 options at an exercise price of US$2 per share were granted to employees. In addition, the 5,700 remaining unexercised options under the unapproved Braid Systems Limited share option scheme were converted to 159,600 option with a resulting exercise price of US$1.10 per share under the Braid Group Limited share option plan.

In March 1999, Braid Group Limited was acquired by TSI International Software Inc, a US based software company, for US$30 million in cash, approximately 1.1 million in TSI shares and an additional earn-out of up to US$20 million in cash or shares.

Item 7b.  Pro Forma Condensed Consolidated Financial Information

In March 1999, the Company acquired Braid Group Ltd ("Braid") in a cash and stock transaction for approximately $110.2 million, including acquisition costs. This acquisition will be accounted for as a purchase business combination.

The unaudited pro forma condensed consolidated statements of operations have been prepared by combining the historical consolidated financial statements of TSI International Software Ltd. ("the Company") with the historical financial information of Braid Group Ltd ("Braid"). The unaudited pro forma condensed consolidated statement of operations for the three month period ended March 31, 1999 has been prepared by combining the results of the Company for the quarter ended March 31, 1999, which results included Braid for the month of March, and Braid historical information prepared in accordance with generally accepted accounting principles in the United States for the two months ended February 28, 1999. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 has been prepared by combining the audited statement of operations of the Company for the year ended December 31, 1998 with the unaudited statement of operations of Braid for the 12 month period ending January 31, 1999.

A pro forma balance sheet has not been included as the assets and liabilities of Braid were consolidated in the March 31, 1999 balance sheet of the Company reported on the Registrant's quarterly report on Form 10-Q filed on May 14, 1999.

The pro forma financial information is intended for informational purposes only and is not necessarily indicative of the future results of operations of the consolidated company after the acquisition of Braid that would have actually occurred had the acquisition of Braid been effected on January 1, 1998. The pro forma statement of operations and the accompanying notes should be read in connection with and are qualified by the historical financial statements of the Company and notes thereto.

TSI International Software, Ltd. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 1999:

                                       Three Months Ended   Two Months Ended
                                         March 31, 1999     February 28, 1999    Pro Forma    Pro Forma
                                               TSI               Braid          Adjustments   as Adjusted
Revenues
 Software Licensing                           $ 9,799,400       $ 2,154,900              -   $11,954,300
 Service, Maintenance and Other                 7,436,600         2,301,400              -     9,738,000
                                               ----------   ---------------     ----------   -----------
Total Revenues                                 17,236,000         4,456,300              -    21,692,300


Total Cost of Revenues                          4,667,200         1,691,400              -     6,358,600
                                               ----------   ---------------     ----------   -----------
Gross Profit                                   12,568,800         2,764,900              -    15,333,700
                                               ----------   ---------------     ----------   -----------

Operating Expenses                             10,905,700         3,601,500       (726,200)   13,781,000
Amortization of Intangibles                     2,324,000                 -      4,466,500     6,790,500
                                               ----------   ---------------     ----------   -----------
Total Operating Expenses                       13,229,700         3,601,500      3,740,300    20,571,500
                                               ----------   ---------------     ----------   -----------
Operating Loss                                   (660,900)         (836,600)    (3,740,300)   (5,237,800)

Interest Income(Expense)                          511,100                 -       (291,700)      219,400
                                               ----------   ---------------     ----------   -----------
Loss Before Taxes                                (149,800)         (836,600)    (4,032,000)   (5,018,400)

Provision For (Benefit From) Income Taxes          69,700            32,100       (621,600)     (519,800)
                                               ----------   ---------------     ----------   -----------
Net Loss                                      $  (219,500)      $  (868,700)    (3,410,400)  $(4,498,600)
                                               ==========   ===============     ==========   ===========
Net Loss Per Share            Basic                 (0.01)                                         (0.18)
                              Diluted               (0.01)                                         (0.18)
Average Shares Outstanding    Basic            22,838,864                                     24,727,296
                              Diluted          22,838,864                                     24,727,296

TSI International Software, Ltd. Unaudited Pro Forma Condensed
Consolidated Statement of Operations for the Year Ended December 31, 1998:

                               Year Ended            Year Ended           Pro Forma           Pro Forma
                            December 31, 1998      January 31, 1999      Adjustments         As Adjusted
                                   TSI                   Braid
Revenues
  Software Licensing            29,104,700            7,945,100                    -           37,049,800
  Service, Maintenance and
   Other                        16,211,400           12,679,500                    -           28,890,900
                                ----------         ------------         ------------         ------------
Total Revenues                  45,316,100           20,624,600                    -           65,940,700

Total Cost of Revenues           6,889,100            7,474,300                    -           14,363,400
                                ----------         ------------         ------------         ------------
Gross Profit                    38,427,000           13,150,300                    -           51,577,300
                                ----------         ------------         ------------         ------------

Operating Expenses              33,660,600           13,385,600             (837,300)          46,208,900
Amortization of Intangibles        303,000                    -           25,318,000           25,621,000
                                ----------         ------------         ------------         ------------
Total Operating Expenses        33,963,600           13,385,600           24,480,700           71,829,900
                                ----------         ------------         ------------         ------------
Operating Income (Loss)          4,463,400             (235,300)         (24,480,700)         (20,252,600)

Interest Income (Expense)        2,014,500                    -           (1,750,000)             264,500
                                ----------         ------------         ------------         ------------
Income (Loss) Before Taxes       6,477,900             (235,300)         (26,230,700)         (19,988,100)
                                ----------         ------------         ------------         ------------
Provision For (Benefit From)
 Income Taxes                     (678,900)             343,500           (3,064,700)          (3,400,100)
                                ----------         ------------         ------------         ------------
Net Income (Loss)                7,156,800             (578,800)         (23,166,000)         (16,588,000)
                                ==========         ============         ============         ============
Net Income (Loss)           Basic     0.71                                                          (0.74)
 Per Share                  Diluted   0.60                                                          (0.74)

Average Shares Outstanding  Basic    20,299,006                                                22,506,264
                            Diluted  23,815,608                                                22,506,264

TSI International Software Ltd. and Braid Group Ltd. Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

1. TSI International Software Ltd ("the Company") purchased all of the outstanding share capital of Braid Group Ltd ("Braid") for approximately $110.2 million excluding approximately $20 million of contingent consideration to be paid upon the achievement of certain performance criteria. This purchase price included (i) $30 million in cash, (ii) 2,207,258 shares of TSI Common Stock valued at approximately $63.7 million, (iii) the issuance of 434,622 TSI Stock Options, with a fair value of approximately $12.0 million in exchange for all outstanding Braid options, and (iv) approximately $4.5 million in fees and acquisition related expenses.

The transaction was accounted for under the purchase method of accounting. The excess of the purchase price, excluding the contingent consideration, over the fair value of the assets is approximately $125.2 million including the effect of recording $14.8 million of deferred tax liability, related to nondeductible identifiable intangible assets. Of this amount, $39.0 million was allocated to identifiable intangible assets which are amortized over periods of 3 to 5 years, with the remainder allocated to goodwill which is amortized over 5 years.

2.  The pro forma statements of operations include the following adjustments:

(a) To reflect the increase in amortization expense due to the amortization of goodwill and other identifiable intangible assets, and the tax benefit related to other identifiable assets.
(b) To reflect the decrease in interest income resulting from the payment to Braid of $30.0 million and approximately $4.5 million in closing costs, and the related tax benefit, where applicable.
(c) To eliminate the compensation costs related to options issued by Braid which were exchanged for TSI options at the date of purchase, whose fair value is included in the purchase price and therefore included in the related goodwill amortization.
(d) Earnings per share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation assumes that the 2,207,258 shares of the Company's common stock issued in its acquisition were outstanding for the entire period. Diluted earnings per share is the same as basic earnings per share as the potential common stock equivalents are anti-dilutive.

                                   Signature


Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   TSI International Software Ltd.



                                   Ira Gerard
                                   Vice President and Chief Financial Officer